Exhibit 99.1

*Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been omitted pursuant to a request for confidential treatment.

EXECUTION VERSION

JPMorgan Chase Bank, National Association, London Branch
25 Bank Street, Canary Wharf
London E14 5JP
England

February 5, 2015

The Lion Fund II, L.P.
17802 IH 10 West, Suite 400
San Antonio, TX 78257

Re:	Master Confirmation: Pre-paid Variable Share Forward Transactions

The purpose of this communication (this “Master Confirmation”) is to set forth certain terms and conditions of one or more share forward transactions (each, a “Transaction”) that may be entered into from time to time among The Lion Fund II, L.P., a Delaware limited partnership (“Counterparty”), JPMorgan Chase Bank, National Association, London Branch (“JPMorgan”), by J.P. Morgan Securities LLC, as its agent (the “Agent”), and JPMorgan Chase Bank, National Association, as collateral agent (the “Collateral Agent”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. Each such Transaction entered into between JPMorgan and Counterparty that is subject to this Master Confirmation shall be evidenced by (i) a supplemental confirmation substantially in the form of Exhibit A hereto (a “Supplemental Confirmation”) and (ii) if applicable, a trade notification substantially in the form of Exhibit B hereto (a “Trade Notification”), each with such modifications as to which the parties mutually agree. This Master Confirmation, each Supplemental Confirmation and any related Trade Notification together shall constitute a “Confirmation” as referred to in the Agreement specified below and evidence a complete binding agreement among JPMorgan, Counterparty and the Collateral Agent as to the subject matter and terms of each Transaction to which this Master Confirmation, such Supplemental Confirmation and any such Trade Notification relate and supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation, each Supplemental Confirmation and any related Trade Notification shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if JPMorgan and Counterparty had executed the Agreement on the date of this Master Confirmation (without any Schedule but with the elections set forth in this Master Confirmation). For the avoidance of doubt, the Transactions under this Master Confirmation shall be the only transactions under the Agreement and shall not be subject to any other (existing or deemed) agreement to which JPMorgan and Counterparty are parties.

The definitions contained in the 2006 ISDA Definitions (the “2006 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the 2006 Definitions, the “Definitions”), as each is published by the International Swaps and Derivatives Association, Inc, are incorporated into this Master Confirmation.

If, in relation to any Transaction to which this Master Confirmation, a Supplemental Confirmation and any related Trade Notification relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation, any such Trade Notification and the Definitions, the following prevail for purposes of such Transaction in the order of precedence indicated: (i) any such Trade Notification, (ii) such Supplemental Confirmation, (iii) this Master Confirmation, (iv) the Equity Definitions, (v) the 2006 Definitions and (vi) the Agreement.

For the purposes of the Equity Definitions, each Transaction is a Share Forward Transaction and, notwithstanding anything to the contrary, JPMorgan and Counterparty acknowledge and agree that for U.S. Federal

JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43240
Registered as a branch in England & Wales branch No. BR000746
Registered Branch Office 25 Bank Street, Canary Wharf, London E14 5JP
Authorised by the Office of the Comptroller of the Currency in the jurisdiction of the USA.
Authorised by the Prudential Regulation Authority. Subject to regulation by the Financial Conduct
Authority and to limited regulation by the Prudential Regulation Authority. Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.

income tax purposes, each Component (as defined below) of each Transaction shall constitute a single, indivisible financial instrument and neither JPMorgan nor Counterparty will take any action that would be inconsistent with such treatment for U.S. Federal income tax purposes.

1. Set forth below are the general terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation and any related Trade Notification (in respect of the related Transaction), shall govern the relevant Transaction:
General Terms:

Trade Date:	For each Transaction, as specified in the related Supplemental Confirmation.

Seller:	Counterparty.

Buyer:	JPMorgan.

Shares:	The common stock, par value USD 0.01 per share, of Cracker Barrel Old Country Store, Inc. (the “Issuer”) (Exchange Symbol: “CBRL”).

Components:
Each Transaction will be divided into a number of individual Components equal to the Number of Components for such Transaction, each with the terms set forth in this Master Confirmation, the related Supplemental Confirmation and any related Trade Notification, and, in particular, with the Number of Shares and Scheduled Valuation Date set forth in the related Supplemental Confirmation and any related Trade Notification. The payments and deliveries to be made upon settlement of each Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Number of Components:	For each Transaction, as specified in the related Supplemental Confirmation.

Initial Share Price:
For each Transaction with an Initial Hedging Period, the volume-weighted average per Share at which JPMorgan (or any of its affiliates) establishes its initial hedge of the equity price risk undertaken by JPMorgan with respect to such Transaction by selling Shares in transactions conforming to the volume and manner-of-sale conditions described in Rule 144(e), (f) and (g) under the Securities Act of 1933, as amended (the “Securities Act”), which initial hedge shall be established in accordance with Appendix A hereto. The number of Shares comprising JPMorgan’s initial hedge is referred to herein as the “Initial Hedge Position”.

For each Transaction without an Initial Hedging Period, the price per share as set forth in the related Supplemental Confirmation.

Initial Hedging Period:
For each Transaction with an Initial Hedging Period, the period commencing on the Trade Date and ending on the earlier of the Scheduled Trading Day on which JPMorgan (or any of its affiliates) finishes establishing the Initial Hedge Position and the Cutoff Date (such earlier date, the “Hedge Completion Date”). If JPMorgan (or any of its affiliates) does not finish establishing JPMorgan’s Initial Hedge Positions in respect of such Transaction by the close of regular trading session on the Exchange on the Cutoff Date, JPMorgan shall notify Counterparty in the Trade Notification that the Number of Transaction Shares shall be reduced to the Initial Hedge Position in respect of such Transaction. Promptly (and in any event within one Exchange Business Day) following the Hedge Completion Date, JPMorgan shall deliver the Trade Notification to Counterparty.

For each Transaction without an Initial Hedging Period, not applicable.

Cutoff Date:	For each Transaction with an Initial Hedging Period, as specified in the related Supplemental Confirmation.

Number of Transaction Shares:	With respect to each Transaction, as specified in the related Supplemental Confirmation and any Trade Notification.

Number of Shares:
With respect to each Component of a Transaction, the Number of Transaction Shares divided by the Number of Components (rounded down to the nearest whole Share, with any remaining fractional Shares aggregated with any remaining fractional Shares from the other Components of such Transaction and allocated to the final Component of such Transaction), as specified in the related Supplemental Confirmation and any Trade Notification.

Prepayment:	Applicable.

Prepayment Amount:	For all Components comprising a Transaction, the product of the Number of Transaction Shares, the Initial Share Price and the Prepayment Percentage.

Prepayment Percentage:	For each Transaction, as specified in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction with an Initial Hedging Period, the third Clearance System Business Day following the Hedge Completion Date and as specified in the related Trade Notification.

For each Transaction without an Initial Hedging Period, the third Clearance System Business Day following the Trade Date and as specified in the related Supplemental Confirmation.

Variable Obligation:	Applicable.

Forward Floor Price:	For each Transaction with an Initial Hedge Period, the product of the Forward Floor Percentage and the Initial Share Price and as specified in the related Trade Notification.

For each Transaction without an Initial Hedge Period, as specified in the related Supplemental Confirmation.

Forward Floor Percentage:	For each Transaction with an Initial Hedge Period, as specified in the related Supplemental Confirmation.

Forward Cap Price:	For each Transaction with an Initial Hedge Period, the product of the Forward Cap Percentage and the Initial Share Price and as specified in the related Trade Notification.

For each Transaction without an Initial Hedge Period, as specified in the related Supplemental Confirmation.

Forward Cap Percentage:	For each Transaction with an Initial Hedge Period, as specified in the related Supplemental Confirmation.

Exchange(s):	The NASDAQ Global Select Market.

Related Exchange(s):	All Exchanges.

Valuation:

In respect of any Component:

Valuation Time:	As provided in Section 6.1 of the Equity Definitions.

Scheduled Valuation Date:
For each Component of a Transaction, as set forth in the related Supplemental Confirmation or any Trade Notification (or, if such date is not a Scheduled Trading Day, the next succeeding Scheduled Trading Day that is not a Scheduled Valuation Date for any other Component of any Transaction hereunder).

Valuation Date(s):	For each Component, the Scheduled Valuation Date for such Component.

If the Scheduled Valuation Date for any Component is a Disrupted Day, Section 6.6 of the Equity Definitions shall not apply and the Valuation Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be a Valuation Date in respect of any other Component of any Transaction hereunder; provided that if such Valuation Date has not occurred pursuant to the foregoing as of the eighth Scheduled Trading Day following the Scheduled Valuation Date for the final Component for the relevant Transaction, that eighth Scheduled Trading Day shall be the Valuation Date for such Component (irrespective of whether such date is a Valuation Date in respect of any other Component for any Transaction hereunder) and the Calculation Agent shall determine the value for the Shares on that eighth Scheduled Trading Day using a commercially reasonable means.

Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Valuation Date, the Calculation Agent may determine that such Valuation Date is a Disrupted Day only in part, in which case the Calculation Agent shall (i) adjust the number of Shares for the relevant Component for which such Disrupted Day shall be the Valuation Date, (ii) determine the Settlement Price for such Disrupted Day using a volume-weighted method based on eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event and (iii) designate a Scheduled Trading Day determined in the manner described in the immediately preceding paragraph as the Valuation Date for the remaining Shares for such Component. Notwithstanding any provision of the Equity Definitions to the contrary, any Exchange Business Day on which the Exchange is scheduled to close prior to its normal close of trading shall be deemed to be a Disrupted Day in part.

Market Disruption Event:
Section 6.3(a) of the Equity Definitions is hereby amended by (x) deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in clause (ii) thereof and (y) replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:
JPMorgan concludes, in its good-faith and reasonable discretion based on advice of counsel, that it is advisable with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures generally applicable to transactions of the type of the Transactions and consistently applied (whether or not such policies or procedures are imposed by law or have been voluntarily adopted by JPMorgan), including without limitation in the event of any third-party tender offer, for it to refrain from engaging in market transactions relating to the Shares or to reduce the number or size of any such market transactions.

Settlement Price:
For each Component of a Transaction, the per-Share volume weighted average price based on transactions executed in the United States as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CBRL <equity> AQR” (or any successor thereto) in respect of the period from the scheduled open of trading on the Exchange until the Scheduled Closing Time on the Valuation Date for such Component (or any successor page thereto); provided that if such price is not so reported for any reason or is manifestly erroneous, as determined by the Calculation Agent using other commercially reasonable means.

Settlement Terms:

In respect of any Component:

Settlement Method Election:
Applicable; provided that a single Settlement Method shall apply for all Components; provided further that if Counterparty fails to pay the Repayment Amount to JPMorgan on or prior to the Repayment Date, JPMorgan may in its sole discretion deem any election by Counterparty of Cash Settlement to be void, in which case Physical Settlement shall apply; and provided further that any election by Counterparty specifying Cash Settlement shall not be effective to require Cash Settlement unless Counterparty delivers to JPMorgan, concurrent with such election, a representation signed by Counterparty substantially in the following form as of the date Counterparty makes such election: “Counterparty is not aware of any material non-public information regarding the Issuer or the Shares, and is electing Cash Settlement in good faith and not as a plan or scheme to evade compliance with the U.S. federal securities laws”; and provided further that notwithstanding any election by Counterparty to the contrary, Cash Settlement will apply if JPMorgan concludes, in its good-faith and reasonable discretion based on the advice of counsel, that Counterparty would be unable to make the representations and agreements in Section 9.11 of the Equity Definitions with respect to the Shares to be delivered by Counterparty pursuant to Physical Settlement for any reason.

Electing Party:	Counterparty.

Settlement Method Election Date:	For each Transaction, the fifth Scheduled Trading Day prior to the Scheduled Valuation Date for the first Component of such Transaction.

Default Settlement Method:	Physical Settlement.

Settlement Currency:	USD.

Number of Shares to be Delivered:	For each Component of a Transaction,

(i)           if the Settlement Price is less than or equal to the Forward Floor Price, the Number of Shares for such Component;

(ii)           if the Settlement Price is greater than the Forward Floor Price but less than or equal to the Forward Cap Price, a number of Shares equal to the Number of Shares for such Component multiplied by

Forward Floor Price
Settlement Price

(iii)           if the Settlement Price is greater than the Forward Cap Price, a number of Shares equal to the Number of Shares for such Component multiplied by

Forward Floor Price + (Settlement Price – Forward Cap Price)
Settlement Price

If Physical Settlement is applicable:

Physical Settlement:
Applicable. For each Component of a Transaction, on the relevant Settlement Date, Counterparty will deliver to JPMorgan a number of Shares equal to the Number of Shares to be Delivered for such Component and will pay to JPMorgan the Fractional Share Amount, if any.

Settlement Date:
For each Component of a Transaction, the date that falls one Settlement Cycle following the Valuation Date for such Component (or, if such date is not a Clearance System Business Day, the next following Clearance System Business Day).

Automatic Physical Settlement:
For each Component of a Transaction, if (i) by 10:00 a.m., New York City time, on the relevant Settlement Date, Counterparty has not otherwise effected delivery of the Number of Shares to be Delivered, and (ii) the Collateral (as defined in Section 3(b) hereof) then held by or on behalf of JPMorgan includes Shares with respect to which the representations and agreements set forth in Section 9.11 of the Equity Definitions are true and satisfied (or, at the absolute discretion of JPMorgan, Shares with respect to which such representations and agreements are not true or satisfied), then the delivery provided by

Section 9.2 of the Equity Definitions shall be effected, in whole or in part, as the case may be, by delivery on the relevant Settlement Date by the Collateral Agent to an affiliate of JPMorgan designated by JPMorgan of a number of Shares then held as Collateral hereunder by or on behalf of JPMorgan, not to exceed the Number of Shares to be Delivered for such Component. Upon any such delivery, JPMorgan shall hold such Shares absolutely and free from any claim or right whatsoever (including without limitation any claim or right of Counterparty).

If Cash Settlement is Applicable:

Repayment:	If Counterparty elects Cash Settlement, Counterparty shall pay to JPMorgan the Repayment Amount on the Repayment Date.

Repayment Amount:
For all Components of a Transaction, the sum of Forward Cash Settlement Amount for all Components calculated as if the Valuation Date for each Component were the Exchange Business Day immediately prior to the Settlement Method Election Date.

Repayment Date:
For all Components of a Transaction, the date that is the third Scheduled Trading Day prior to the Scheduled Valuation Date for the first Component of such Transaction (or, if such date is not a Currency Business Day, the next following Currency Business Day).

Cash Settlement:
If Cash Settlement is applicable, for all Components of a Transaction, (a) if the sum of the Forward Cash Settlement Amounts for all Components is greater than the Repayment Amount, Counterparty shall pay to JPMorgan an amount equal to such excess on the Cash Settlement Payment Date; or (b) if the sum of the Forward Cash Settlement Amounts for all Components is less than the Repayment Amount, JPMorgan shall pay to Counterparty an amount equal to the absolute value of such shortfall on the Cash Settlement Payment Date.

Cash Settlement Payment Date:
For all Components of a Transaction, the date that is one Settlement Cycle following the Valuation Date for the final Component (or, if such date is not a Currency Business Day, the next following Currency Business Day).

Adjustments:

In respect of any Component:

Potential Adjustment Events:
If an event occurs that constitutes both a Potential Adjustment Event under Section 11.2(e)(ii)(C) of the Equity Definitions and a Spin-off as described below, it shall be treated hereunder as a Spin-off and not as a Potential Adjustment Event.

Method of Adjustment:	Calculation Agent Adjustment

Spin-off:
A distribution of New Shares (the “Spin-off Shares”) of a subsidiary of the Issuer (the “Spin-off Issuer”) to holders of the Shares (the “Original Shares”). With respect to a Spin-off, “New Shares” shall have the meaning provided in Section 12.1(i) of the Equity Definitions (as amended below opposite “New Shares”) except that the phrase immediately preceding clause (i) thereof shall be replaced by the following: “‘New Shares’ means ordinary or common shares of the Spin-off Issuer that are, or that as of the effectiveness of the relevant Spin-off are scheduled promptly to be,”.

Consequences of Spin-offs:	JPMorgan shall have the right to elect, by written notice to Counterparty, that Basket Adjustments or the Separate Transactions Adjustments shall apply to any Spin-off.

Basket Adjustments:
If JPMorgan shall have elected that Basket Adjustments apply to a Spin-off, then as of the ex-dividend date for such Spin-off, (i) “Shares” shall mean the Original Shares and the Spin-off Shares; (ii) such Transaction shall continue but as a Share Basket Forward Transaction with a Number of Baskets equal to the Number of Transaction Shares immediately prior to such Spin-off, and each Basket shall consist of one Original Share and the number of Spin-off Shares that a holder of one Original Share would have been entitled to receive in such Spin-off (and references to Shares herein shall be interpreted as references to Baskets, as the context requires); and (iii) the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of such Transaction as the Calculation Agent determines appropriate to account for the economic effect on such Transaction of such Spin-off (including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to such Transaction), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Spin-off by an options exchange to options on the Shares traded on such options exchange. As of the ex-dividend date of any subsequent Spin-off, the Calculation Agent shall make adjustments to the composition of the Basket and other terms of such Transaction in accordance with the immediately preceding sentence.

Separate Transactions Adjustments:

If JPMorgan shall have elected that Separate Transactions Adjustments apply to a Spin-off, as of the ex-dividend date for such Spin-off, then such Transaction shall be considered two separate Transactions, each with terms identical to those of the original Transaction (the “Original Transaction”), except that: (i) the “Shares” for the Original Transaction (the “Original Shares Transaction”) shall be the Original Shares and the “Shares” for the other transaction (the “Spin-off Shares Transaction”) shall be the Spin-off Shares; (ii) the Number of Shares for each Component of the Original Shares Transaction shall remain unchanged from the Number of Shares for such Component of the Original Transaction; (iii) the Number of Shares for each Component of the Spin-off Shares Transaction shall equal the product of (A) the Number of Shares for such Component of the Original Transaction (as in effect immediately prior to the ex-dividend date for such Spin-off) and (B) the number of Spin-off Shares that a holder of one share of Original Shares would have owned or been entitled to receive in connection with such Spin-Off; and (iv) the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of each of the Original Shares Transaction and the Spin-Off Shares Transaction as the Calculation Agent determines appropriate to account for the economic effect on each of the Original Shares Transaction and the Spin-Off Shares Transaction of such Spin-off (including without limitation adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Original Shares, the Spin-off Shares, the Original Shares Transaction or to the Spin-off Shares Transaction). Following a Spin-off to which Separate Transactions Adjustments are applicable, this Master Confirmation shall apply in all respects (except as provided above) to both the Original Shares Transaction and the Spin-off Shares Transaction as if each were a separate Transaction under the Agreement. As of the ex-dividend date of any subsequent Spin-off, the Calculation Agent shall make adjustments to the terms of each of the Original Shares Transaction and the Spin-Off Shares Transaction in accordance with the second immediately preceding sentence.

Extraordinary Cash Dividend:
In respect of each Component, any Cash Dividend (i) that has an ex-dividend date occurring during the period from, but excluding, the Trade Date to, and including, the Valuation Date for such Component and (ii) the amount of which differs from the Ordinary Dividend Amount for such Cash Dividend, as determined by the Calculation Agent.

Cash Dividend:	Any cash dividend or distribution on the Shares.

Ordinary Dividend Amount:	With respect to each Transaction, for each regular quarterly dividend period of the Issuer, as set forth in the related Supplemental Confirmation or Trade Notification.

Payment Obligation in Respect of Extraordinary Cash Dividends:

In the event of any Extraordinary Cash Dividend, Counterparty shall make a cash payment to JPMorgan, on the date such Extraordinary Cash Dividend is paid to holders of Shares, in an amount equal to the product of (i) the number of Shares comprising JPMorgan’s theoretical “delta” hedge position in respect of the relevant Component immediately prior to the open of business on the ex-dividend date for such Extraordinary Cash Dividend and (ii) the per Share amount of such Extraordinary Cash Dividend minus the Ordinary Dividend Amount for such Extraordinary Cash Dividend, as determined by the Calculation Agent; provided that if such product is negative, then JPMorgan shall make a cash payment to Counterparty on such date in an amount equal to the absolute value of such product. For the avoidance of doubt, the provisions of Section 11.2 of the Equity Definitions shall also apply to any Extraordinary Cash Dividend.

If, by 10:00 a.m., New York City time, on the date Counterparty owes any such payment in respect of any Extraordinary Cash Dividend, Counterparty has not otherwise satisfied such obligation and at such time or any later time on such date prior to satisfaction of such obligation the Collateral then held hereunder by or on behalf of JPMorgan includes all or any part of the cash required to be so paid, then the payment required pursuant to the preceding paragraph shall be effected, in whole or in part, as the case may be, by delivery by the Collateral Agent to JPMorgan of an amount of cash equal to the amount thereof so required to be paid.

Extraordinary Dividend:
(i) Any Extraordinary Cash Dividend or (ii) any dividend or distribution on the Shares that is not a Cash Dividend or a dividend or distribution of the type described in Section 11.2(e)(i), 11.2(e)(ii)(A) or

11.2(e)(ii)(B) of the Equity Definitions.

Excess Dividend Amount:	All references to the Excess Dividend Amount shall be deleted from Sections 8.4(b) and 9.2 of the Equity Definitions.

Extraordinary Events:

In respect of any Component:

New Shares:
Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) thereof in its entirety (including the word “and” following such clause (i)) and replacing it with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors),”.

Consequences of Merger Events:

(a) Share-for-Share:	Cancellation and Payment.

(b) Share-for-Other:	Cancellation and Payment.

(c) Share-for-Combined:	Cancellation and Payment.

Section 12.1(c) of the Equity Definitions is hereby replaced with the following: “‘Merger Date’ means the Announcement Date of an event that if consummated would constitute a Merger Event.”

Section 12.2 of the Equity Definitions is hereby amended by adding the words “Announcement Date in respect of a Merger Event or any potential” before the words “Merger Event” in the first line thereof.

Tender Offer:
Applicable; provided that Section 12.1(d) of the Equity Definitions shall be amended by replacing the words “the outstanding voting shares” with the words “either the outstanding voting shares or the Shares”.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Modified Calculation Agent Adjustment.

(c) Share-for-Combined:	Modified Calculation Agent Adjustment.

Section 12.1(e) of the Equity Definitions is hereby replaced with the following: “‘Tender Offer Date’ means the Announcement Date of an event that if consummated would constitute a Tender Offer.”

Composition of Combined Consideration:	Not Applicable

Triggering Event:	If a Triggering Date occurs in respect of a Merger Event (for the avoidance of doubt, determined without regard to the language in the definition of “Merger Event” following the definition of “Reverse

Merger” therein) (such occurrence, a “Triggering Event”), then at one or more times following the occurrence of such Triggering Event (each, a “Triggering Event Adjustment Date”) in respect of a Transaction, the Calculation Agent will determine the economic effect on such Transaction of the Triggering Event (regardless of whether the Triggering Event actually results in a Merger Event, and taking into account such factors as the Calculation Agent may determine, including, without limitation, changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or the Transaction whether prior to or after the Triggering Event or for any period of time, including, without limitation, the period from the Triggering Event to the last Triggering Event Adjustment Date).  If the Calculation Agent determines that such economic effect on the Transaction is material, then on such Triggering Event Adjustment Date, the Calculation Agent shall, without duplication to any adjustment made by the Calculation Agent pursuant to the provisions opposite the caption “Consequences of Merger Events” above (as modified by the provisions opposite the caption “Announcement Date” below), make such adjustment to one or more terms of such Transaction as the Calculation Agent determines appropriate to account for such economic effect.

Triggering Date:
In respect of any Merger Event, the date of the first public announcement by any entity of any intention to engage in a transaction (whether or not subsequently amended) that, if completed, would lead to such Merger Event and that the Calculation Agent determines is reasonably likely to be completed (which determination may, for the avoidance of doubt, take into account the effect of such announcement on the market price of the Shares or options relating thereto).

Announcement Date:
The definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions is hereby amended by (i) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (ii) replacing the words “leads to the” with the words “, if completed, would lead to a” in the third and fifth lines thereof, (iii) inserting the following words at the end of clause (ii) therein: “and that the Calculation Agent determines is reasonably likely to be completed (which determination may, for the avoidance of doubt, take into account the effect of such announcement on the market price of the Shares or options relating thereto)”, (iv) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, (v) inserting the words “by the Issuer (or any representative thereof) or any potential party to such potential Merger Event (or any representative thereof)” after the word “announcement” in the second line thereof and (vi) inserting the words “by any entity” after the word “announcement” in the fourth line thereof.

Nationalization, Insolvency or Delisting:

Cancellation and Payment. In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Limitation on Certain Adjustments:
Notwithstanding any provision of the Equity Definitions or this Master Confirmation to the contrary, no adjustment solely to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to any Transaction as a result of a Potential Adjustment Event or an Extraordinary Event shall increase the Number of Shares for any Component. Notwithstanding any provision of the Equity Definitions or this Master Confirmation to the contrary, if the Calculation Agent determines that no such adjustment that it could make in accordance with the preceding sentence will produce a commercially reasonable result, then the Calculation Agent may notify the parties that the consequence of such event shall be the termination of such Transaction, in which case “Cancellation and Payment” will be deemed to apply and any payment to be made by one party to the other shall be calculated in accordance with Section 12.7 of the Equity Definitions.

Additional Disruption Events:

Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement or statement of the formal or informal interpretation” and (ii) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Insolvency Filing:	Applicable.

Increased Cost of Hedging:	Applicable.

Hedging Disruption:
Applicable; provided that: (i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following two sentences at the end of such Section: “For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and (ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “if all of the Transaction is affected by such Hedging Disruption or, if less than all of the Transaction is affected by such Hedging Disruption, the portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Stock Borrow:	Applicable.

Initial Stock Loan Rate:	20 basis points per annum.

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	400 basis points per annum.

*Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Such portions have been omitted pursuant to a request for confidential treatment.

EXECUTION VERSION

Hedging Party:	JPMorgan for all applicable Additional Disruption Events

Determining Party:	JPMorgan for all applicable Extraordinary Events and Additional Disruption Events

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

2.	ADDITIONAL TERMS:

(a)           Additional Termination Events: The following events shall constitute Additional Termination Events with respect to which the Transactions hereunder shall be the sole Affected Transactions, Counterparty shall be the sole Affected Party and JPMorgan shall be the party entitled to designate an Early Termination Date pursuant to Section 6 of the Agreement; and, for the avoidance of doubt and notwithstanding anything to the contrary herein or in Section 6 of the Agreement, JPMorgan’s right to designate an Early Termination Date shall exist without the need for any notice or action by JPMorgan:

(i)           Any legal proceeding shall have been instituted or any other event shall have occurred or condition shall exist that in JPMorgan’s good-faith and reasonable judgment is likely to have a material adverse effect on the financial condition of Counterparty or on Counterparty’s ability to perform Counterparty’s obligations hereunder, or that calls into question the validity or binding effect of any agreement of Counterparty hereunder. Notwithstanding the foregoing and for the avoidance of doubt, in no event will an Additional Termination Event occur pursuant to this clause as a result of an event or circumstance that, given the passage of time, the delivery of notice or, in the case of monetary amounts less than the relevant thresholds set forth herein, if such amounts were greater than such relevant thresholds, could separately give rise to another Termination Event or Event of Default or could cause the relevant Transaction to be terminated or the terms thereof adjusted pursuant to the Equity Definitions.

(ii)           One or more final judgments or orders for the payment of money in excess of USD 5,000,000 in the aggregate is rendered against Counterparty and such final judgments or orders shall continue unsatisfied and unstayed for a period of 30 days.

(iii)           The constitutive or organizational documents in respect of Counterparty in effect as of the date hereof (the “Corporate Documents”) is amended at any time on or after the date hereof without prior written notice to JPMorgan and, in the sole discretion of JPMorgan, such amendment would materially impact Counterparty’s rights or obligations under the Agreement or this Master Confirmation; or Counterparty fails to comply with the Corporate Documents.

(iv)           Counterparty is or after giving effect to application of the Prepayment Amount will be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(v)           *.

(b)           Credit Support Documents:

JPMorgan:	Not applicable.

Counterparty:	Applicable. Section 3 hereof shall be a “Credit Support Document” for purposes of the Transaction.

(c)           Calculation Agent:                                JPMorgan

(d)           Delivery of Collateral; Documents:

Counterparty agrees that with respect to any Transaction hereunder,

(i)           Counterparty shall, on or prior to the Trade Date, deliver to the Collateral Agent the collateral required to be delivered pursuant to Section 3 hereof; and

(ii)           Counterparty shall deliver to JPMorgan, promptly following a request by JPMorgan or an affiliate of JPMorgan, all documents it may reasonably request (which may include, without limitation, opinions of nationally recognized counsel) relating to the existence of Counterparty and the authority of Counterparty with respect to the Agreement and this Master Confirmation, all in form and substance reasonably satisfactory to JPMorgan.

(e)	The terms of Section 2(a) of the Agreement are amended by the addition of the following subclause (iv):

“(iv) In addition to the conditions precedent set forth in Section 2(a)(iii), if applicable, each obligation of each party under Section 2(a)(i) is subject to the condition precedent that no Termination Event has occurred and is continuing with respect to which the other party is the sole Affected Party and with respect to which all outstanding Transactions are Affected Transactions.  Notwithstanding the foregoing, If a party (“X”) receives written notice from the other party (“Y”) stating that there has occurred (1) an Event of Default as to which Y is the Defaulting Party; (2) a Potential Event of Default with respect to Y, with respect to which Y agrees to waive any requirement that notice be given or that any period of time elapse, by virtue of which waiver the Potential Event of Default will become an Event of Default; or (3) a Termination Event as to which Y is the sole Affected Party, then, notwithstanding Section 9(f) of this Agreement, after 60 calendar days have elapsed following X’s receipt of such written notice from Y, the Event of Default, Potential Event of Default or Termination Event, as the case may be, specifically identified in such notice shall be deemed to cease to be continuing for the purposes of Section 2(a)(iii)(1) of this Agreement.”

(f)           Additional Representations, Warranties and Agreements of Counterparty. Counterparty hereby represents and warrants to, and agrees with, JPMorgan on the Trade Date of each Transaction, that:

(i)           Material Nonpublic Information. Counterparty is not aware of any material non-public information regarding the Issuer or the Shares. Counterparty is entering into such Transaction and the related Supplemental Confirmation in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Counterparty has not entered into or altered, and will not enter into or alter, any hedging transaction relating to the Shares corresponding to or offsetting such Transaction. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of any related Trade Notification, the related Supplemental Confirmation, the Master Confirmation, such Transaction or the Agreement must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Counterparty, or if Counterparty is not an individual, any officer, director, general partner, manager or similar person of Counterparty, is aware of any material non-public information regarding the Issuer.

(ii)           Eligible Contract Participant. Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended (the “CEA”)) because it is a corporation, partnership, proprietorship, organization, trust or other entity and:

(A)           it has total assets in excess of $10,000,000;

(B)           its obligations hereunder are guaranteed, or otherwise supported by a letter of credit or keep well, support or other agreement, by an entity of the type described in Section 1a(18)(A)(i) through (iv), 1a(18)(A)(v)(I), 1a(18)(A)(vii) or 1a(18)(C) of the CEA; or

(C)           it has a net worth in excess of $1,000,000 and has entered into such Transaction in connection with the conduct of its business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by it in the conduct of its business.

(iii)           Legal Counsel.   Counterparty has been represented and advised by Skadden, Arps, Slate, Meagher & Flom LLP in connection with the review, negotiation and execution of this Master Confirmation and the related Supplemental Confirmation.

(iv)           Investment Company. Counterparty is not, and after giving effect to application of the Prepayment Amount under such Transaction will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(v)           No Violation or Conflict. Without limiting any representation contained in Section 3(a)(iii) of the Agreement, Counterparty represents that the execution, delivery and performance of the Master Confirmation, the related Supplemental Confirmation and any related Trade Notification and any other documentation relating to the Agreement to which it is a party do not violate or conflict with any of the terms or provisions of any stockholders’ agreement, lockup agreement, registration rights agreement or co-sale agreement binding on Counterparty or affecting Counterparty or any of its assets. No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Master Confirmation and any Transactions hereunder except, in the case of filings, for such filings as have been or will be timely made.

(vi)           Collateral.

(A)           Counterparty (1) owns and at all times prior to the release of the Collateral pursuant to the terms of Section 3 hereof, will own such Collateral free and clear of any Liens (other than the Security Interests) or Transfer Restrictions (other than any Potential Transfer Restrictions (as defined in Section 3(a) hereof)) and (2) is not a party to or otherwise bound by any agreement, other than Section 3 hereof or any Control Agreement referred to in Section 3(d)(ii)(C) hereof among Collateral Agent and its affiliates, that (x) restricts in any manner the rights of any present or future owner of the Collateral with respect thereto or (y) provides any Person other than Counterparty, the Collateral Agent, JPMorgan or any securities intermediary through which any Collateral is held (but, in the case of any such securities intermediary, only with respect to Collateral held through it) with control with respect to any Collateral.

(B)           Other than financing statements or other similar or equivalent documents or instruments with respect to the Security Interests, no financing statement, security agreement or similar or equivalent document or instrument covering all or any part of (1) the Collateral or (2) any other assets of Counterparty is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a lien, security interest or other encumbrance of any kind on any Collateral.

(C)           All Collateral consisting of securities and all financial assets underlying Collateral consisting of security entitlements at any time pledged hereunder is and will be issued by an issuer organized under the laws of the United States, any State thereof or the District of Columbia and

(x) certificated (and the certificate or certificates in respect of such securities or financial assets are and will be located in the United States) and registered in the name of Counterparty or held through a securities intermediary whose securities intermediary’s jurisdiction (within the meaning of Section 8-110(e) of the UCC) is located in the United States or (y) uncertificated and either registered in the name of Counterparty or held through a securities intermediary whose securities intermediary’s jurisdiction (within such meaning) is located in the United States; provided that this representation shall not be deemed to be breached if, at any time, any such Collateral is issued by an issuer that is not organized under the laws of the United States, any State thereof or the District of Columbia, and the parties hereto agree to procedures or amendments hereto necessary to enable the Collateral Agent to maintain, for the benefit of JPMorgan, a valid and continuously perfected security interest in such Collateral, in respect of which the Collateral Agent will have, for the benefit of JPMorgan, control, subject to no Lien. The parties hereto agree to negotiate in good faith any such procedures or amendments.

(D)           As of the Trade Date for each Transaction, Counterparty has held the Initial Pledged Securities for at least one year.  Counterparty has not (x) created or permitted to exist any Lien (other than the Security Interests) or any Transfer Restriction (other than any Potential Transfer Restrictions) upon or with respect to the Collateral, (y) sold or otherwise disposed of, or granted any option with respect to, any of the Collateral or (z) entered into or consented to any agreement (other than, in the case of clause (I), this Master Confirmation) (I) that restricts in any manner the rights of any present or future owner of any Collateral with respect thereto or (II) pursuant to which any person other than Counterparty, JPMorgan and any securities intermediary through whom any of the Collateral is held (but in the case of any such securities intermediary only in respect of Collateral held through it) has or will have control (as defined in Section 3(a)(ii) hereof) in respect of any Collateral.

(E)           Counterparty has not performed and will not perform any acts that might prevent the Collateral Agent from enforcing any of the terms of Section 3 hereof or that might limit the Collateral Agent in any such enforcement.

(F)           Counterparty is organized as a limited partnership in the State of Delaware, and its name is as it appears on the signature page hereof.

(vii)           Further Assurances. From time to time from and after the Trade Date through the Settlement Date for the final Component or the Cash Settlement Payment Date, as the case may be, Counterparty shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Agreement, this Master Confirmation, the related Supplemental Confirmation and any related Trade Notification in accordance with the terms and conditions hereof and thereof, including (A) using reasonable best efforts to remove any legal impediment to the consummation of such transactions and (B) the execution and delivery of all such deeds, agreements, assignments and further instruments of transfer and conveyance necessary, proper or advisable to consummate and make effective the transactions contemplated by the Agreement, this Master Confirmation, the related Supplemental Confirmation and any related Trade Notification in accordance with the terms and conditions hereof and thereof.

(viii)         Notice. Counterparty shall, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default in respect of which it would be the Defaulting Party, a Termination Event in respect of which it would be an Affected Party or an Extraordinary Event (other than an Additional Disruption Event), notify JPMorgan within one Scheduled Trading Day of the occurrence of obtaining such knowledge.

(ix)           [RESERVED]

(x)           Share Sales. From the date three months prior to the Trade Date until the Valuation Date for the final Component or, if an Early Termination Event (as defined in Section 3(a)(i) hereof) occurs, the date that JPMorgan, in its discretion, notifies Counterparty in writing that sales of Shares are permissible, neither Counterparty nor any affiliate of Counterparty nor any person who would be considered to be the same “person” as Counterparty or “act[ing] in concert” with Counterparty (as such terms are used in clauses (a)(2) and (e)(3)(vi) of Rule 144 under the Securities Act) has sold or will, without the written consent of JPMorgan, sell or hedge (through swaps, options, short sales or otherwise) any long position in, any Shares. Counterparty has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy Shares in anticipation of or in connection with any sales of Shares that JPMorgan (or an affiliate of JPMorgan) may effect in establishing any of JPMorgan’s Initial Hedge Positions. Except as provided herein, Counterparty has not made or arranged for, and will not make or arrange for, any payment to any person in connection with any sales of Shares that JPMorgan (or an affiliate of JPMorgan) may effect in establishing any of JPMorgan’s Initial Hedge Positions. Counterparty does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in paragraph (c)(1) of Rule 144. For the purposes of this paragraph, Shares shall be deemed to include securities convertible into or exchangeable or exercisable for Shares.

(xi)           Issuer Corporate Policy. To Counterparty’s knowledge, none of the transactions contemplated herein will violate any corporate policy of the Issuer or other rules or regulations of the Issuer applicable to Counterparty or its affiliates.

(xii)          Reporting. Counterparty is and, after giving effect to such Transaction, will be in compliance with its reporting obligations under Section 16 and Section 13 of the Exchange Act, and Counterparty will provide JPMorgan with a copy of any report filed thereunder in respect of such Transaction promptly upon filing thereof.

(xiii)         Share Ownership. Counterparty owns (as such term is used in Rule 16c-4 under the Exchange Act) a number of Shares (including the Shares pledged to JPMorgan pursuant to Section 3 hereof), after subtracting the number of Shares to which any put equivalent positions (as defined in Rule 16a-1(h) under the Exchange Act) have been established or are maintained by Counterparty (other than any put equivalent position established as a result of such Transaction), at least equal to the Number of Transaction Shares.

(g)           U.S. Private Placement Representations. Each of JPMorgan and Counterparty hereby represents and warrants to the other party as of the Trade Date of each Transaction that:

(i)            It is an “accredited investor” (as defined in Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of such Transaction, and it is able to bear the economic risk of such Transaction.

(ii)           It is entering into such Transaction for its own account and not with a view to the distribution or resale of such Transaction or its rights thereunder except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act.

(h)           Schedule Provisions. The Agreement is further supplemented by the following provisions:

(i)      Termination Provisions.

(A)           “Specified Entity” means with relation to JPMorgan and Counterparty: None.

(B)           The “Cross Default” provisions of Section 5(a)(vi) of the Agreement and the “Credit Event Upon Merger” provisions of Section 5(b)(v) of the Agreement will apply to Counterparty and to JPMorgan.

For purposes of such provisions:

(A)           “Specified Indebtedness” will have the meaning specified in Section 14 of the Agreement.

(B)           “Threshold Amount” means, with respect to Counterparty, USD 1,000,000, and, with respect to JPMorgan, 3% of its shareholders’ equity.

(C)           the phrase “, or becoming capable at such time of being declared,” shall be deleted from clause (1) of such Section 5(a)(vi).

(ii)          Multiple Transaction Payment Netting shall apply for the purpose of Section 2(c) of the Agreement to all Transactions under this Master Confirmation.

(iii)        All information and documentation provided to JPMorgan pursuant to Sections 2(d), (f) and (g) of this Master Confirmation shall be covered by Counterparty’s representations pursuant to Section 3(d) of the Agreement.

(iv)        The Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

(i)           Sale of Additional Shares. JPMorgan agrees with Counterparty that an affiliate of JPMorgan that is registered as a broker and a dealer with the Securities and Exchange Commission (the “SEC”) and is a “market maker” or a “block positioner,” as such terms are used in Rule 144 under the Securities Act, with respect to the Shares shall, as promptly as practicable consistent with market conditions, introduce into the public market a quantity of securities of the same class as the Shares equal to the Number of Transaction Shares minus the number of securities of such class sold in connection with JPMorgan’s Initial Hedge Position.

3.           COLLATERAL PROVISIONS:

(a)           Definitions.

(i)           As used in this Master Confirmation, the following words and phrases shall have the following meanings:

“Authorized Officer” of Counterparty means any officer as to whom Counterparty shall have delivered notice to the Collateral Agent that such officer is authorized to act hereunder on behalf of Counterparty.

“Collateral Event of Default” means, at any time, the occurrence of either of the following: (A) failure of the Collateral to include, as Eligible Collateral for each Transaction hereunder, at least a number of Shares equal to the Number of Transaction Shares, or (B) failure at any time of the Security Interests to constitute valid and perfected security interests in all of the Collateral, subject to no prior or equal Lien, and, with respect to any Collateral consisting of securities or security entitlements, as to which the Collateral Agent has, on behalf of JPMorgan, control, or, in each case, assertion of such by Counterparty in writing. Any Collateral Event of Default shall be an Event of Default under the Agreement with respect to which Counterparty shall be the Defaulting Party.

“Control Agreement” means a securities account control agreement or other similar agreement executed by a securities intermediary, including without limitation any master securities control agreement among the Collateral Agent and any of its affiliates, as amended from time to time, pursuant to which such securities intermediary agrees to comply with entitlement orders originated by the Collateral Agent with respect to the Collateral without further consent by Counterparty.

“Early Termination Event” means an Event of Default with respect to which Counterparty is the Defaulting Party or any Termination Event with respect to which Counterparty is an Affected Party or an Extraordinary Event that results in the obligation of Counterparty to pay an amount pursuant to Article 12 of the Equity Definitions.

“Eligible Collateral” means Shares; provided that Counterparty has good and marketable title thereto, free of all Liens (other than the Security Interests) and Transfer Restrictions, other than the Existing Transfer Restrictions, and that the Collateral Agent has a valid, first priority perfected security interest therein, a first lien thereon and control with respect thereto.

“Lien” means any lien, mortgage, security interest, pledge, charge, adverse claim or encumbrance of any kind.

“Pledged Items” means, as of any date, any and all securities and instruments delivered by Counterparty to be held by the Collateral Agent under this Section 3 as Collateral.

“Potential Transfer Restrictions” means Transfer Restrictions that would exist with respect to the Shares if Counterparty were deemed to be an “affiliate” of the Issuer (as such term is defined in Rule 144 under the Securities Act).

“Security Interests” means the security interests in the Collateral created hereby.

“Transfer Restriction” means, with respect to any security or other property, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such security or other property or to enforce the provisions thereof or of any document related thereto whether set forth in such security or other property itself or in any document related thereto, including without limitation (A) any requirement that any sale, assignment or other transfer or enforcement of such security or other property be consented to or approved by any Person, including without limitation the issuer thereof or any other obligor thereon, (B) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such security or other property, (C) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such security or other property, prior to the sale, pledge, assignment or other transfer or enforcement of such security or other property and (D) any registration or qualification requirement or prospectus delivery requirement for such security or other property pursuant to any federal, state or foreign securities law (including without limitation any such requirement arising under the Securities Act); provided that the required delivery of any assignment, instruction or entitlement order from the seller, Counterparty, assignor or transferor of such security or other property, together with any evidence of the corporate or other authority of such Person, shall not constitute a “Transfer Restriction.”

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

(ii)           Except as otherwise set forth herein, each the following terms as used herein shall have the meanings given such term in the UCC section set forth opposite such term:

Term	Section

certificated security	8-102(a)(4)

control	8-106 and 9-106

financial assets	8-102(a)(9)

investment property	9-102(a)(49)

location	9-307

securities	8-102(a)(15)

securities intermediary	8-102(a)(14)

security entitlement	8-102(a)(17)

uncertificated security	8-102(a)(18)

(b)           The Security Interests. In order to secure the full and punctual observance and performance of all present and future obligations of Counterparty to JPMorgan under the Agreement (including without limitation all obligations of Counterparty under Sections 2 and 6 of the Agreement), this Master Confirmation and each Transaction hereunder:

(i)            Counterparty hereby assigns, pledges and grants to the Collateral Agent, as agent of and for the benefit of JPMorgan, security interests in and to, and a lien upon and right of set-off against, all of Counterparty’s right, title and interest in and to (A) the Pledged Items described in Section 3(b)(ii) hereof and any Pledged Items identified in any certificate delivered by Counterparty pursuant to Section 3(d)(i) hereof; (B) all additions to such Pledged Items (including without limitation any securities, instruments or other property delivered or pledged pursuant to Section 3(c)(i) or 3(d)(i) hereof (such additions, the “Additions”)); and (C) all income, proceeds (as defined in the UCC) and collections received or to be received, or derived or to be derived, now or at any time hereafter from or in connection with the Pledged Items or the Additions (collectively, the “Collateral”).

(ii)           On or prior to the Trade Date of such Transaction, Counterparty shall deliver to the Collateral Agent in pledge hereunder Eligible Collateral consisting of a number of Shares equal to the Number of Transaction Shares (the “Initial Pledged Securities”).

(iii)          The Security Interests are granted as security only and shall not subject the Collateral Agent or JPMorgan to, or transfer or in any way affect or modify, any obligation or liability of Counterparty or the Issuer with respect to any of the Collateral or any transaction in connection therewith.

(iv)          The parties hereto expressly agree that all rights, assets and property at any time held or credited as Collateral hereunder shall be treated as financial assets. To the extent that the Collateral Agent acts in the capacity of securities intermediary in respect of any of the Collateral hereunder, it hereby agrees, in such capacity, to comply with any “entitlement order” (as defined in Section 8-102 of the UCC) originated by the Collateral Agent or JPMorgan relating to such Collateral without further consent by Counterparty or any other person. Counterparty consents to the foregoing agreement by the Collateral Agent in its capacity as securities intermediary.

(v)           If such Transaction has an Initial Hedging Period, on or promptly after the Hedge Completion Date, if the Number of Transaction Shares as specified in the related Trade Notification is less than the Initial Pledged Securities, the Collateral Agent shall release to Counterparty the excess (if any) of (x) the Initial Pledged Securities held by the Collateral Agent as Collateral hereunder over (y) the Number of Transaction Shares as specified in the related Trade Notification.

(c)           Certain Covenants of Counterparty. Counterparty agrees that, so long as any of Counterparty’s obligations under the Agreement (including without limitation all obligations of Counterparty under Sections 2 and 6 of the Agreement), this Master Confirmation and any Transaction hereunder remains outstanding:

(i)            Counterparty shall ensure at all times that a Collateral Event of Default shall not occur, and shall pledge additional Collateral in the manner described in Sections 3(d)(i) and 3(d)(ii) hereof as necessary to cause such requirement to be met.

(ii)           Counterparty shall, at the expense of Counterparty and in such manner and form as JPMorgan or the Collateral Agent may reasonably require, give, execute, deliver, file and record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable in order to (A) create, preserve, perfect, substantiate or validate any security interest granted pursuant hereto, (B) create or maintain control with respect to any such security interests in any investment property or (C) enable the Collateral Agent to exercise and enforce its rights and the rights of JPMorgan hereunder with respect to such security interest. Counterparty hereby authorizes the Collateral Agent to file such financing statements, naming Counterparty as debtor and providing such description of Collateral, as the Collateral Agent deems necessary or advisable.

(iii)           Counterparty shall warrant and defend Counterparty’s title to the Collateral, subject to the rights of the Collateral Agent and JPMorgan, against the claims and demands of all Persons. The Collateral Agent and JPMorgan (or, as they may agree, one of them) may elect, but without an obligation to do so, to discharge any Lien of any third party on any of the Collateral.

(iv)           Counterparty agrees that Counterparty shall not change any of (A) Counterparty’s name, or (B) Counterparty’s location (within the meaning of Section 9-307 of the UCC), unless in any such case (x) Counterparty shall have given the Collateral Agent not less than 30 days’ prior notice thereof and (y) such change shall not cause any of the Security Interests to become unperfected, cause JPMorgan to cease to have control in respect of any of the Security Interests in any Collateral consisting of investment property or subject any Collateral to any other Lien.

(v)           Counterparty agrees that Counterparty shall not (A) create or permit to exist any Lien (other than the Security Interests) or any Transfer Restriction (other than the Existing Transfer Restrictions) upon or with respect to the Collateral, (B) sell or otherwise dispose of, or grant any option with respect to, any of the Collateral or (C) enter into or consent to (x) any agreement (other than this Master Confirmation) that restricts in any manner the rights of any present or future owner of any Collateral with respect thereto or (y) any agreement (other than any Control Agreement referred to in Section 3(d)(ii)(C) hereof among Collateral Agent and its affiliates) pursuant to which any Person other than Counterparty, the Collateral Agent, JPMorgan and any securities intermediary through which any of the Collateral is held (but, in the case of any such securities intermediary, only in respect of Collateral held through it) has or will have control in respect of any Collateral.

(d)           Administration of the Collateral and Valuation of the Securities.

(i)            Counterparty may pledge hereunder additional Collateral acceptable to JPMorgan at any time by delivery of such Collateral pursuant to subsection (ii) below. Concurrently with the delivery of any additional Eligible Collateral, Counterparty shall deliver to the Collateral Agent a certificate of an Authorized Officer of Counterparty substantially in the form of Exhibit C hereto and dated the date of such delivery, (A) identifying the additional items of Eligible Collateral being pledged and (B) certifying that with respect to such items of additional Eligible Collateral the representations and warranties contained in Section 2(f)(v) hereof are true and correct with respect to such Eligible Collateral on and as of the date thereof.

(ii)           Any delivery of any securities or security entitlements as Collateral to the Collateral Agent by Counterparty shall be effected (A) in the case of Collateral consisting of certificated securities registered in the name of Counterparty, by delivery of certificates representing such securities to the Collateral Agent, accompanied by any required transfer tax stamps, and in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank (including any related documentation required by the transfer agent for such securities in connection with effecting or registering transfer), with signatures appropriately guaranteed, all in form and substance satisfactory to the Collateral Agent, (B) in the case of Collateral consisting of uncertificated securities registered in the name of Counterparty, by transmission by Counterparty of an instruction to the issuer of such securities instructing such issuer to register such securities in the name of the Collateral Agent or its nominee, accompanied by any required transfer tax stamps, and the issuer’s compliance with such instructions, (C) in the case of securities in respect of which security entitlements are held by Counterparty through a securities intermediary other than the Collateral Agent, by the crediting of such securities, accompanied by any required transfer tax stamps, to a securities account of the Collateral Agent or Counterparty at such securities intermediary or, at the option of the Collateral Agent, at another securities intermediary satisfactory to the Collateral Agent and, if such securities account is an account of Counterparty, the execution by such securities intermediary, Counterparty and the Collateral Agent of a Control Agreement in form and substance satisfactory to the Collateral Agent and (D) in the case of securities in respect of which security entitlements are held by Counterparty through the Collateral Agent as Counterparty’s securities intermediary (including securities in respect of which securities entitlements are held by Counterparty through an account at the Collateral Agent), by the grant of the Security Interests hereunder. Counterparty hereby consents to, and agrees to be bound by, any Control Agreement referred to in clause

(C) above, including without limitation the agreement of any securities intermediary to comply with entitlement orders of the Collateral Agent pursuant thereto.

(iii)           If on any Scheduled Trading Day the Collateral Agent determines that a Collateral Event of Default shall have occurred, the Collateral Agent shall promptly notify Counterparty of such determination by telephone call to an Authorized Officer of Counterparty followed by a written confirmation of such call.

(iv)           If on any Scheduled Trading Day the Collateral Agent determines that no Early Termination Event or failure by Counterparty to meet any of Counterparty’s obligations under Section 3(c) or 3(d) hereof has occurred and is continuing, Counterparty may obtain the release from the Security Interests of any Collateral upon delivery to the Collateral Agent of a written notice from an Authorized Officer of Counterparty indicating the items of Collateral to be released so long as, after such release, no Collateral Event of Default shall have occurred.

(v)           The Collateral Agent may at any time or from time to time following the occurrence of an Early Termination Event, in its sole discretion, cause any or all of the Collateral that is registered in the name of Counterparty or Counterparty’s nominee to be transferred of record into the name of the Collateral Agent or Collateral Agent’s nominee. Counterparty shall promptly give to the Collateral Agent copies of any notices or other communications received by Counterparty with respect to Collateral that is registered, or held through a securities intermediary, in the name of Counterparty or Counterparty’s nominee and the Collateral Agent shall promptly give to Counterparty copies of notices and communications received by the Collateral Agent with respect to Collateral that is registered, or held through a securities intermediary, in the name of the Collateral Agent or its nominee; provided that (A) the Collateral Agent shall only be required to deliver such notices or other communications as have actually been received by it in respect of the Collateral and (B) the Collateral Agent shall only be required to make such deliveries as quickly as reasonably practicable after its receipt of such notices or other communications; provided, further, that proxies, powers of attorney, consents, ratifications and waivers in respect of any of the Collateral that is registered, or held through a securities intermediary, in the name of the Collateral Agent or its nominee shall be subject to Section 3(e)(iii) hereof and shall not be subject to this Section 3(d)(v). Except as specifically set forth herein, the Collateral Agent shall have no further obligation to ascertain, or to notify Counterparty of, the occurrence of any events or actions concerning Collateral that is registered, or held through a securities intermediary, in the name of the Collateral Agent or its nominee and the Collateral Agent shall not be deemed to assume any such further obligation as a result of its establishment of any internal procedures with respect to any securities in its possession.

(vi)           Counterparty agrees that Counterparty shall forthwith upon demand pay to the Collateral Agent:

(A)           the amount of any taxes that the Collateral Agent or JPMorgan may have been required to pay by reason of the Security Interests or to free any of the Collateral from any Lien thereon, and

(B)           the amount of any and all reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel and of any other experts, that the Collateral Agent or JPMorgan may incur in connection with (1) the enforcement of this Section 3, including such expenses as are incurred to preserve the value of the Collateral and the validity, perfection, rank and value of the Security Interests, (2) the collection, sale or other disposition of any of the Collateral, (3) the exercise by the Collateral Agent of any of the rights conferred upon it hereunder or (4) any Early Termination Event.

Any such amount not paid on demand shall bear interest (computed on the basis of a year of 360 days and payable for the actual number of days elapsed) at a rate per annum equal to 2% plus the rate announced from time to time by JPMorgan as its prime rate.

(vii)         If Physical Settlement applies, for each Component of a Transaction, unless (i) by 10:00 a.m., New York City time, on the relevant Settlement Date, Counterparty shall have otherwise effected delivery of the Number of Shares to be Delivered, and (ii) the Collateral (as defined in Section 3(b) hereof) then held by or on behalf of JPMorgan does not include Shares with respect to which the representations and agreements set forth in Section 9.11 of the Equity Definitions are true and satisfied (or, at the absolute discretion of JPMorgan, Shares with respect to which such representations and agreements are not true or satisfied), then the delivery provided by Section 9.2 of the Equity Definitions shall be effected, in whole or in part, as the case may be, by delivery on the relevant Settlement Date by the Collateral Agent to an affiliate of JPMorgan designated by JPMorgan of a number of Shares then held as Collateral hereunder by or on behalf of JPMorgan, not to exceed the Number of Shares to be Delivered for such Component. Upon any such delivery, JPMorgan shall hold such Shares absolutely and free from any claim or right whatsoever (including without limitation any claim or right of Counterparty).

(viii)         Unless, by 10:00 a.m., New York City time, on the date Counterparty owes any Payment Obligation in Respect of Extraordinary Dividends under Section 1 hereof, Counterparty shall have otherwise satisfied such obligation and at such time or any later time on such date prior to satisfaction of such obligation the Collateral then held hereunder by or on behalf of JPMorgan includes all or any part of the cash required to be so paid, then the payment required pursuant to the preceding paragraph shall be effected, in whole or in part, as the case may be, by delivery by the Collateral Agent to JPMorgan of an amount of cash equal to the amount thereof so required to be paid.

(ix)           Notwithstanding anything to the contrary contained herein and unless otherwise agreed by the parties, the parties shall use their commercially reasonable efforts to cause the Collateral to be transferred to a segregated custodial account at JPMorgan or an affiliate thereof in the name of Counterparty as promptly as reasonably practicable after the Trade Date for the relevant Transaction. The parties agree to execute such documentation, on terms reasonably acceptable to each of them, as may be necessary or appropriate to effect such transfer, including, without limitation, account opening documentation and, if requested, a control agreement.

(e)           Income and Voting Rights in Collateral.

(i)            The Collateral Agent shall have the right to receive and retain as Collateral hereunder all proceeds of the Collateral, excluding (A) interest and (B) the aggregate amount of all cash dividends on any Collateral comprised of Shares up to, on a per Share basis in any quarterly dividend period of the Issuer, an amount equal to the Ordinary Dividend Amount, as determined by the Calculation Agent (such interest and such cash dividends together, “Excluded Proceeds”); provided that the Collateral Agent shall have the right to receive and retain as Collateral hereunder any and all proceeds of the Collateral, including without limitation any Excluded Proceeds, upon the occurrence and during the continuance of an Early Termination Event (such proceeds, in either case, “Retained Proceeds”), and Counterparty shall take all such action as the Collateral Agent shall deem necessary or appropriate to give effect to such right. All such Retained Proceeds shall be received in trust for the benefit of the Collateral Agent and JPMorgan and, if the Collateral Agent so directs, shall be segregated from other funds of Counterparty and shall, forthwith upon demand by the Collateral Agent, be paid over to the Collateral Agent as Collateral in the same form as received (with any necessary endorsement). After all Early Termination Events have been cured, the Collateral Agent’s right to retain Excluded Proceeds under this Section 3(e)(i) shall cease and the Collateral Agent shall pay over to Counterparty any such Collateral consisting of Excluded Proceeds retained by it during the continuance of any such Early Termination Event.

(ii)           Unless an Early Termination Event shall have occurred and be continuing, Counterparty shall have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to the Collateral, and the Collateral Agent shall, upon receiving a written request from Counterparty accompanied by a certificate of Counterparty stating that no Early Termination Event shall have occurred and be continuing, deliver to Counterparty or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any of the Collateral that is registered, or held through a securities intermediary, in the name of the Collateral Agent or its nominee as shall be specified in such request and shall be in form and substance satisfactory to the Collateral Agent; provided, however, that (A) the Collateral Agent shall only be required to deliver such proxies, powers of attorneys, consents, ratifications and waivers as have actually been received by it in respect of the Collateral and (B) the Collateral Agent shall only be required to make such deliveries as quickly as reasonably practicable after its receipt of the relevant documents and the written request.

(iii)           If an Early Termination Event shall have occurred and be continuing, the Collateral Agent shall have the right, to the extent permitted by law, and Counterparty shall take all such action as may be necessary or appropriate to give effect to such right, to vote and to give consents, ratifications and waivers, and to take any other action with respect to any or all of the Collateral with the same force and effect as if the Collateral Agent were the absolute and sole owner thereof.

(f)           Remedies upon Early Termination Events.

(i)            If any Early Termination Event shall have occurred and be continuing, the Collateral Agent may exercise on behalf of JPMorgan all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, without being required to give any notice, except as may be required by mandatory provisions of law, may, if a Counterparty Payment Event (as defined in Section 4(i) hereof) occurs: (A) deliver all Collateral consisting of Shares or Converted Property (as defined in Section 4(i) hereof), but not in excess of the number thereof that Counterparty is obligated to deliver pursuant to Section 4(i) hereof, to an affiliate of JPMorgan designated by JPMorgan on the date such Shares are required to be delivered hereunder in satisfaction of Counterparty’s obligations to deliver Shares under such Section 4(i) (such delivery, a “Self-Delivery”), whereupon such affiliate shall hold such Shares absolutely and free from any claim or right of whatsoever kind, including any equity or right of redemption of Counterparty that may be waived or any other right or claim of Counterparty, and Counterparty, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal that Counterparty has or may have under any law now existing or hereafter adopted; and (B) if such Self-Delivery shall be insufficient to satisfy in full all of the obligations of Counterparty under the Agreement or hereunder, sell all of the remaining Collateral, or such lesser portion thereof as may be necessary to generate proceeds sufficient to satisfy in full all of the obligations of Counterparty under the Agreement or hereunder.

(ii)           Counterparty hereby irrevocably appoints the Collateral Agent as Counterparty’s true and lawful attorney (which power of attorney is coupled with an interest), with full power of substitution, in the name of Counterparty, the Collateral Agent or JPMorgan or otherwise, for the sole use and benefit of the Collateral Agent and JPMorgan, but at the expense of Counterparty, to the extent permitted by law, to exercise, at any time and from time to time while an Early Termination Event has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral:

(A)           to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(B)           to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(C)           to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if the Collateral Agent were the absolute owner thereof and in connection therewith, to make all necessary deeds, bills of sale, instruments of assignment, transfer or conveyance of the property, and all instructions and entitlement orders in respect of the property thus to be (or that is being or has been) sold, transferred, assigned or otherwise dealt in, and

(D)           to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto;

provided that the Collateral Agent shall give Counterparty not less than one day’s prior written notice of the time and place of any sale or other intended disposition of any of the Collateral, except any Collateral that threatens to decline speedily in value, including without limitation equity securities, or is of a type customarily sold on a recognized market. The Collateral Agent and Counterparty agree that such notice constitutes “reasonable authenticated notification” within the meaning of Section 9-611 of the UCC. If so requested by the Collateral Agent, by JPMorgan or by any buyer of the Collateral or a portion thereof, Counterparty shall further ratify and confirm any action taken pursuant to such power of attorney by executing and delivering to the Collateral Agent, to JPMorgan or to such buyer or buyers at the expense of Counterparty all proper deeds, bills of sale, instruments of assignment, conveyance or transfer, releases, instructions and entitlement orders as may be designated in any such request.

(iii)           Counterparty recognizes that the Collateral Agent may choose or be required under applicable law to effect a sale of all or a part of the Collateral by means of one or more private sales, and that the purchasers in such private sales may be obliged to agree, among other things, to acquire such Collateral for their own account and not with a view to the distribution or resale thereof except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act. Counterparty agrees that private sales so made may be at prices and other terms less favorable to the seller than if such Collateral were sold at public sales, and that the Collateral Agent has no obligation to delay sale of any such Collateral for the period of time necessary to permit a public sale thereof, including without limitation to allow the issuer of such Collateral, even if such issuer would agree, to register such Collateral for public sale under such applicable securities laws. Counterparty agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

(g)           The Collateral Agent.

(i)            JPMorgan hereby irrevocably appoints and authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Section 3 as are delegated to the Collateral Agent by the terms hereof, together with all such powers as are reasonably incidental thereto.

(ii)           The obligations of the Collateral Agent hereunder are only those expressly set forth in this Section 3.

(iii)          The Collateral Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(iv)          Neither the Collateral Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with this Section 3 (A) with the consent or at the request of JPMorgan or (B) in the absence of its own gross negligence or willful misconduct. The Collateral Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

(v)           Counterparty shall indemnify the Collateral Agent against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Collateral Agent’s gross negligence or willful misconduct) that the Collateral Agent may suffer or incur in connection with this Section 3 or any action taken or omitted by the Collateral Agent under this Section 3.

(vi)          Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent, bailee, clearing corporation or securities intermediary or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral if the Collateral is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any agent, bailee, clearing corporation or securities intermediary selected by the Collateral Agent in good faith (or selected by an agent, bailee, clearing corporation or securities intermediary so selected by the Collateral Agent or by any agent, bailee, clearing corporation or securities intermediary selected in accordance with this parenthetical phrase).

(vii)         Any corporation or association into which the Collateral Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its agency business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall, subject to the prior written consent of JPMorgan, be and become a successor Collateral Agent hereunder and vested with all of the title to the Collateral and all of the powers, discretions, immunities, privileges and other matters as was its predecessor without, except as provided above, the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

(h)	Miscellaneous.

(i)            Any securities intermediary that executes a Control Agreement and its successors and assigns shall be entitled to rely on the consent and agreement of Counterparty in Section 3(d)(ii) as if such consent had been given directly to, and such agreement had been made directly with, such securities intermediary.

(ii)           As to Pledged Items located in any jurisdiction other than the State of New York, the Collateral Agent on behalf of JPMorgan shall have, in addition to any rights under the laws of the State of New York, all of the rights to which a secured party is entitled under the laws of such other jurisdiction. The parties hereto hereby agree that the securities intermediary’s jurisdiction (within the meaning of Section 8-110(e) of the UCC) with respect to the Collateral Agent, insofar as it acts as a securities intermediary hereunder or in respect hereof, is the State of New York.

(i)           No Right to Rehypothecate Securities. So long as no Early Termination Event has occurred, JPMorgan shall not have the right to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business, any Collateral.

(j)           Termination of Security Interest. The rights hereby granted to the Collateral Agent by Counterparty in the Collateral shall cease, terminate and be void upon fulfilment of all of the obligations of Counterparty under each Transaction hereunder. Any Collateral remaining at the time of such termination shall be fully released and discharged from the Security Interests and delivered to Counterparty by the Collateral Agent, all at the request and expense of Counterparty, and the Collateral Agent and JPMorgan agree to execute and deliver all termination and releases, UCC-3 termination statements, termination notices under any Control Agreements and any other documents of release as reasonably requested by Counterparty to evidence and effectuate such termination, all at the expense of Counterparty.

4.      MISCELLANEOUS:

(a)           Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, JPMorgan may not take delivery of any Shares deliverable hereunder or exercise remedies as described in Section 3 hereof in respect of Shares constituting Collateral (any such exercise, delivery or exercise of remedies, a “Share Acquisition”) and Automatic Physical Settlement shall not apply to the extent (but only to the extent) that, after such Share Acquisition, (i) the Section 16 Percentage would exceed 7.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. Any purported Share Acquisition hereunder shall be void and have no effect to the extent (but only to the extent) that, after such Share Acquisition, (i) the Section 16 Percentage would exceed 7.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. If any Share Acquisition hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligations in respect of such Share Acquisition shall not be extinguished and Counterparty shall fulfill such obligations as promptly as practicable after, but in no event later than one Scheduled Trading Day after, JPMorgan gives notice to Counterparty that, after such Share Acquisition, (i) the Section 16 Percentage would not exceed 7.5%, and (ii) the Share Amount would not exceed the Applicable Share Limit. “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that JPMorgan and each person subject to aggregation of Shares with JPMorgan under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that JPMorgan and any person whose ownership position would be aggregated with that of JPMorgan (JPMorgan or any such person, a “JPMorgan Person”) under any law, rule, regulation or regulatory order or any organizational documents of the Issuer or any agreement to which Counterparty is a party that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under any Applicable Restriction, as determined by JPMorgan in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a JPMorgan Person, or would result in an adverse effect on a JPMorgan Person, under any Applicable Restriction, as determined by JPMorgan in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(b)           Right to Extend. JPMorgan may postpone, in whole or in part, any Valuation Date or any other date of valuation or delivery (in which event the Calculation Agent shall make appropriate adjustments to the Number of Shares with respect to one or more Components of any Transaction hereunder) if JPMorgan determines, in its commercially reasonable judgment based on the advice of counsel, that such extension is reasonably necessary or advisable to preserve JPMorgan’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable JPMorgan to effect purchases or sales of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that is in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to JPMorgan generally applicable to transactions of the type of the Transactions and consistently applied.

(c)           Amendments to the Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i)            Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with “a material economic” and adding the following words at the end thereof “or options on such Shares”;

(ii)           Section 11.2(c) of the Equity Definitions is hereby amended by (x) replacing the words “a diluting or concentrative” with “a material economic”, and (y) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;

(iii)          Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “a material economic” and adding the following words at the end thereof “or options on such Shares as a result of a corporate action by the Issuer”;

(iv)          [RESERVED]

(v)           Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (x) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (y) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and

(vi)          Section 12.9(b)(v) of the Equity Definitions is hereby amended by (1) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); (2) deleting subsection (C) in its entirety and deleting the word “or” immediately preceding subsection (C); (3) inserting after the phrase “If such notice is not given” in the third sentence thereof the words “or the Non-Hedging Party has not elected an alternative specified in clause (A) or (B) above”; (4) replacing in the penultimate sentence the words “either party” with “the Hedging Party”; and (5) deleting clause (X) and the words “or (Y)” in the final sentence.

(d)           Indemnification. In addition to any remedies afforded JPMorgan in connection with any Transaction hereunder, under this Master Confirmation, any Supplemental Confirmation or any related Trade Notification, Counterparty agrees to indemnify and hold harmless JPMorgan and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several (collectively, “Damages”), to which an Indemnified Person may become subject arising out of or in connection with such Transaction, this Master Confirmation, such Supplemental Confirmation and any such Trade Notification, including without limitation any losses, claims, damages, judgments, liabilities and expenses due, in whole or in part, to any breach of any covenant or representation made by Counterparty in the Agreement, this Master Confirmation, such Supplemental Confirmation and any such Trade Notification or any claim, litigation, investigation or proceeding relating thereto, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing; provided that Counterparty shall not have any liability to any Indemnified Person to the extent that such Damages are finally determined by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person (and in such case, such Indemnified Person shall promptly return to Counterparty any amounts previously expended by Counterparty hereunder).

(e)           Transfer or Assignment. Counterparty may not transfer any of its rights or obligations under any Transaction hereunder without the prior written consent of JPMorgan. JPMorgan may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under any Transaction hereunder (A) to any affiliate of JPMorgan (1) that has a long-term issuer rating that is equal to or better than JPMorgan’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by JPMorgan generally for similar transactions, by JPMorgan or JPMorgan Chase & Co., or (B) to any other third party with a long-term issuer rating equal to or better than the lesser of (1) the credit rating of JPMorgan at the time of the transfer and (2) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and JPMorgan. If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Forward Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), JPMorgan is unable after using its commercially reasonable efforts to effect a transfer or assignment of any Transaction hereunder to a third party on pricing terms reasonably acceptable to JPMorgan and within a time period reasonably acceptable to JPMorgan and in a manner that JPMorgan determines in its sole discretion is in accordance with applicable law and interpretation (including without limitation the Interpretive Letters) such that no Excess Ownership Position exists, then JPMorgan may designate any Exchange Business Day as an Early Termination Date with respect to a portion of such Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that JPMorgan so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to such Transaction and a Number of Shares equal to the Number of Shares for the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction. The “Forward Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the aggregate Number of Transactions Shares for all Transactions hereunder, and (B) the denominator of which is the number of Shares outstanding.

(f)           Designation by JPMorgan. Notwithstanding any other provision in this Master Confirmation to the contrary requiring or allowing JPMorgan to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, JPMorgan may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform JPMorgan’s obligations in respect of any Transaction hereunder and any such designee may assume such obligations. JPMorgan shall be discharged of its obligations to Counterparty to the extent of any such performance.

(g)           Non-confidentiality. JPMorgan and Counterparty agree that Counterparty and Counterparty’s employees, representatives, or other agents are authorized to disclose to any and all persons, without limitation of any kind, the U.S. Federal income tax treatment and U.S. Federal income tax structure of any Transaction hereunder and all analyses that have been provided to Counterparty relating to such tax treatment and tax structure.

(h)           Securities Contract. The parties hereto intend that (i) JPMorgan be a financial institution within the meaning of Section 101(22) of the Bankruptcy Code, (ii) the Agreement and this Master Confirmation, together with any Supplemental Confirmations and any related Trade Notification, be a securities contract, as such term is defined in Section 741(7) of the Bankruptcy Code, (iii) each and every transfer of funds, securities and other property under the Agreement and this Master Confirmation (and any Transaction hereunder) be a settlement payment or a margin payment and a transfer, as such terms are used in Section 546(e) of the Bankruptcy Code, (iv) the rights given to JPMorgan hereunder upon an Event of Default constitute a contractual right to cause the liquidation, termination or acceleration of a securities contract, a contraction right to offset or net out any termination value, payment amount or other transfer obligation and a contractual right under a security agreement or arrangement or other credit enhancement, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code, and (v) JPMorgan be entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(o), 546(e), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(i)           Payments on Early Termination. Upon the occurrence or effective designation of an Early Termination Date in respect of any Transaction hereunder or the determination of an amount owed following occurrence of an Extraordinary Event that results in the cancellation or termination of any Transaction hereunder pursuant to Article 12 of the Equity Definitions, if Counterparty would owe any amount to JPMorgan pursuant to Section 6(d)(ii) of the Agreement or any amount pursuant to Section 12.7 or 12.9 of the Equity Definitions (any such amount, a “Counterparty Payment Amount” and such event that would so result in Counterparty owing any such amount, a “Counterparty Payment Event”), then, except to the extent that JPMorgan proceeds to realize upon the Collateral and to apply the proceeds of such realization to any obligation of Counterparty hereunder and under the Agreement (other than via a Self-Delivery as provided in Section 3(f) hereof), on the date on which any Counterparty Payment Amount is due, in lieu of any payment or delivery of such Counterparty Payment Amount, JPMorgan may elect, at its option, for Counterparty to deliver to JPMorgan a number of Shares (or, if the Shares have been converted into other securities or property in connection with an Extraordinary Event (“Converted Property”), a number or amount of such securities or property) with a value equal to the Counterparty Payment Amount, as determined by the Calculation Agent, in which case the provisions set forth in Section 3(f) hereof shall apply. Notwithstanding any provision of the Agreement, the Equity Definitions or this Master Confirmation to the contrary, in determining any amount payable upon the occurrence of an Early Termination Date or a cancellation or termination of the Transactions pursuant to Article 12 of the Equity Definitions, JPMorgan may specify that the party determining such amount shall use a risk bid price or a closing price, volume-weighted average price or other market price for the Shares determined by JPMorgan over a period reasonably determined by JPMorgan.

(j)           Agreements regarding Supplemental Confirmations.

(i)            Counterparty accepts and agrees to be bound by the contractual terms and conditions as set forth in the related Supplemental Confirmation for each Transaction hereunder, absent manifest error. Upon receipt of the related Supplemental Confirmation, Counterparty shall promptly execute and return such Supplemental Confirmation to JPMorgan; provided that Counterparty’s failure to so execute and return the Supplemental Confirmation shall not affect the binding nature of the Supplemental Confirmation, and the terms set forth therein shall be binding on Counterparty to the same extent, and with the same force and effect, as if Counterparty had executed a written version of the Supplemental Confirmation.

(ii)           Counterparty and JPMorgan agree and acknowledge that (A) the Transactions contemplated by this Master Confirmation will be entered into in reliance on the fact that this Master Confirmation, the Supplemental Confirmations thereto and any related Trade Notification form a single agreement between Counterparty and JPMorgan, and JPMorgan would not otherwise enter into such Transactions, (B) this Master Confirmation, together with each Supplemental Confirmation and any related Trade Notification, is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); (C) the Supplemental Confirmation and any related Trade notification, regardless of whether transmitted electronically or otherwise, constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (D) this Master Confirmation and each Supplemental Confirmation constitute a prior “written contract”, as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Master Confirmation and such Supplemental Confirmation.

(iii)          Counterparty and JPMorgan further agree and acknowledge that this Master Confirmation together with the Supplemental Confirmations thereto and any related Trade Notifications thereto constitutes a contract “for the sale or purchase of a security”, as set forth in Section 8-113 of the Uniform Commercial Code of New York.

(k)           Matters Related to Agent. Each party agrees and acknowledges that (i) the Agent acts solely as agent on a disclosed basis with respect to the transactions contemplated hereunder, and (ii) the Agent has no obligation, by guaranty, endorsement or otherwise, with respect to the obligations of either Counterparty or JPMorgan hereunder, either with respect to the delivery of cash or Shares, either at the beginning or the end of the transactions contemplated hereby. In this regard, each of Counterparty and JPMorgan acknowledges and agrees to look solely to the other for performance hereunder, and not to the Agent.

(l)            London Branch. JPMorgan is entering into the Agreement, this Master Confirmation, each Supplemental Confirmation and any related Trade Notification through its London branch. Notwithstanding the foregoing, JPMorgan represents to Counterparty that the obligations of JPMorgan are the same as if it had entered into the Agreement, this Master Confirmation, each Supplemental Confirmation and any such Trade Notification through its head or home office in Ohio.

(m)          Amendment or Waiver. Any provision of this Master Confirmation may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(n)           Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO ANY TRANSACTION HEREUNDER. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO EACH TRANSACTION HEREUNDER, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

(o)           Choice of Law. This Master Confirmation shall in all respects be construed in accordance with and governed by the laws of the State of New York (without reference to choice of law doctrine); provided that as to Pledged Items located in any jurisdiction other than the State of New York, the Collateral Agent on behalf of Secured Party shall have, in addition to any rights under the laws of the State of New York, all of the rights to which a secured party is entitled under the laws of such other jurisdiction. The parties hereto hereby agree that the Collateral Agent’s jurisdiction (within the meaning of Section 8-110(e) of the UCC) insofar as it acts as a securities intermediary hereunder or in respect hereof, is the State of New York.

(p)           Agreements and Acknowledgments Regarding Hedging. Counterparty understands, acknowledges and agrees, in respect of each Transaction hereunder, that:

(i)            At any time on and prior to the Valuation Date for the final Component, JPMorgan and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative transactions in order to adjust its hedge position with respect to such Transaction;

(ii)           JPMorgan and its affiliates also may be active in the market for Shares or other securities or options or futures contracts or swaps or other derivative transactions relating to the Shares other than in connection with hedging activities in relation to such Transaction;

(iii)          JPMorgan shall make its own determination as to whether, when or in what manner any hedging or market activities in relation to such Transaction hereunder shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to such Transaction; and

(iv)           Any market activities of JPMorgan and its affiliates with respect to such Transaction may affect the market price and volatility of Shares, as well as the Settlement Price, each in a manner that may be adverse to Counterparty.

(q)           Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard forms of telecommunication.

(i)           Notices to Counterparty shall be directed as follows:

To:	Biglari Capital Corp.
17802 IH 10 West, Suite 400
San Antonio, TX 78257
Attn:	Sardar Biglari
Title: Chairman

Telephone:
Facsimile:

(ii)           Address for notices or communications to JPMorgan:

JPMorgan Chase Bank, National Association
Equity Derivatives Group
Email:

with a copy to:

Cate C. Clancy, Equity Derivatives Group
383 Madison Avenue, 5th Floor
New York, New York 10179
Telephone:
Email:

(iii)           Notices to the Collateral Agent shall be directed to it at JPMorgan Chase Bank, National Association, 270 Park Avenue, 17th Floor, New York, New York 10017, Attention: Credit - Steven Sonnick, Telephone          , Facsimile           .

(r)           Account for payments to JPMorgan:

Bank:	JPMorgan Chase Bank, N.A.
ABA#:
Acct No.:
Beneficiary:	JPMorgan Chase Bank, N.A. New York
Ref:	Derivatives
Account for delivery of Shares to JPMorgan:

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Master Confirmation enclosed for that purpose and returning it by mail or facsimile transmission to the fax number indicated above.

Very truly yours,

J.P. MORGAN SECURITIES LLC, as agent for JPMorgan Chase Bank, National Association

By:	/s/ Justin G. Sumner
	Name:	Justin G. Sumner
	Title:	Executive Director

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Frank Snyder
	Name:	Frank Snyder
	Title:	Vice President

Confirmed as of the date first above written:
THE LION FUND II, L.P. By: /s/ Sardar Biglari Name: Sardar Biglari Title: Chairman of Biglari Capital Corp. General Partner of The Lion Fund II, L.P.

EXHIBIT A

FORM OF SUPPLEMENTAL CONFIRMATION

[Date]

The Lion Fund II, L.P.
17802 IH 10 West, Suite 400
San Antonio, TX 78257

Attention: Sardar Biglari
Tel: (210) 390-3686
Fax: (210) 344-3411

Re:	Pre-paid Variable Share Forward Transaction
Transaction Ref:	[_________].

Dear Sirs:

The purpose of this communication is to set forth certain terms and conditions of the above-referenced Transaction entered into on the Trade Date specified below (the “Transaction”). This confirmation is a Supplemental Confirmation within the meaning of the Master Confirmation for forward transactions dated as of February 5, 2015, as amended and supplemented from time to time (the “Master Confirmation”), among The Lion Fund II, L.P. (“Counterparty”), JPMorgan Chase Bank, National Association, London Branch (“JPMorgan”), by J.P. Morgan Securities LLC, as its agent (the “Agent”), and JPMorgan Chase Bank, National Association, as collateral agent (the “Collateral Agent”). Capitalized terms used herein have the meanings set forth in the Master Confirmation.

For all purposes under the Master Confirmation, the terms of the Transaction to which this Supplemental Confirmation relates shall be as follows:

Trade Date:	[_____ __, 20__]

Number of Components:	[●]

[Cutoff Date:	[_____ __, 20__]]1

Number of Transaction Shares:	[●]

[Initial Share Price	USD [●]]2

Prepayment Percentage:	[●]%

[Prepayment Amount:	USD [●]]3

________________________________
1 Insert if there is an Initial Hedging Period.
2 Insert if there is no Initial Hedging Period.
3 Insert if there is no Initial Hedging Period.

JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43240
Registered as a branch in England & Wales branch No. BR000746
Registered Branch Office 25 Bank Street, Canary Wharf, London E14 5JP
Authorised by the Office of the Comptroller of the Currency in the jurisdiction of the USA.
Authorised by the Prudential Regulation Authority. Subject to regulation by the Financial Conduct
Authority and to limited regulation by the Prudential Regulation Authority. Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.

Exhibit A – 1

[Prepayment Date:	[●]]4

[Forward Floor Percentage:	[●]%]5

[Forward Cap Percentage:	[●]%]6

[Forward Floor Price:	USD [●]]7

[Forward Cap Price:	USD [●]]8

Ordinary Dividend Amount:
The applicable per share amount in USD for each of the following regular quarterly dividend periods of the Issuer specified below:
[____], 20__ – [____], 20__                 USD [_]
[____], 20__ – [____], 20__                 USD [_]
[____], 20__ – [____], 20__                 USD [_]
[____], 20__ – [____], 20__                 USD [_]

[For each Component of the Transaction, the Number of Shares and the Scheduled Valuation Date are set forth below:

Component Number	Number of Shares	Scheduled Valuation Date
1.		[ ], 20__
2.		[ ], 20__
3.		[ ], 20__
4.		[ ], 20__
5.		[ ], 20__
6.		[ ], 20__
7.		[ ], 20__
8.		[ ], 20__
9.		[ ], 20__
10.		[ ], 20__
11.		[ ], 20__
12.		[ ], 20__
13.		[ ], 20__
14.		[ ], 20__
15.		[ ], 20__
16.		[ ], 20__
17.		[ ], 20__
18.		[ ], 20__
19.		[ ], 20__
20.		[ ], 20__
21.		[ ], 20__
22.		[ ], 20__
23.		[ ], 20__
24.		[ ], 20__
25.		[ ], 20__
26.		[ ], 20__
27.		[ ], 20__
________________________________
4 Insert if there is no Initial Hedging Period.
5 Insert if there is an Initial Hedging Period.
6 Insert if there is an Initial Hedging Period.
7 Insert if there is no Initial Hedging Period.
8 Insert if there is no Initial Hedging Period.

Exhibit A – 2

28.	[ ], 20__
29.	[ ], 20__
30.	[ ], 20__
31.	[ ], 20__
32.	[ ], 20__
33.	[ ], 20__
34.	[ ], 20__
35.	[ ], 20__
36.	[ ], 20__
37.	[ ], 20__
38.	[ ], 20__
39.	[ ], 20__
40.	[ ], 20__
]9

________________________________
9 Insert if there is no Initial Hedging Period.

Exhibit A – 3

Please confirm by signing below that the foregoing correctly sets forth the terms of the agreement between JPMorgan and Counterparty with respect to the particular Transaction to which this Supplemental Confirmation relates and return it to us.

Very truly yours,
J.P. MORGAN SECURITIES LLC, as agent for JPMorgan Chase Bank, National Association

By:
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

Acknowledged and Confirmed:
THE LION FUND II, L.P. By: ___________________________________ Name: Title:

Exhibit A – 4

EXHIBIT B

FORM OF TRADE NOTIFICATION10

[Date]

The Lion Fund II, L.P.
17802 IH 10 West, Suite 400
San Antonio, TX 78257

Attention: Sardar Biglari
Tel: (210) 390-3686
Fax: (210) 344-3411

Re:	Pre-Paid Variable Share Forward Transaction
Transaction Ref:	[_________]

Dear Sirs:

The purpose of this communication is to confirm certain terms and conditions of the above-referenced Transaction entered into on the Trade Date specified below (the “Transaction”). This communication is a Trade Notification within the meaning of the Master Confirmation for a pre-paid variable share forward transaction dated as of February 5, 2015, as amended and supplemented from time to time (the “Master Confirmation”), among The Lion Fund II, L.P., JPMorgan Chase Bank, National Association, London Branch (“JPMorgan”), by J.P. Morgan Securities LLC, as its agent (the “Agent”), and JPMorgan Chase Bank, National Association, as collateral agent (the “Collateral Agent”). Capitalized terms used herein have the meanings set forth in the Master Confirmation.

For all purposes under the Master Confirmation, the terms of the Transaction to which this Trade Notification relates shall be as follows:

Trade Date:	[_____ __, 20__]

Hedge Completion Date:	[_____ __, 20__]

[Number of Transaction Shares:	[________]]11

Initial Share Price:	USD [●]

Prepayment Amount:	USD [●]

Prepayment Date:	[_____ __, 20__]

Forward Floor Price:	USD [●]

________________________________
10 For the avoidance of doubt, no Trade Notification will be delivered for Transactions that do not have an Initial Hedging Period.
11 Insert if different from the Supplemental Confirmation.

JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43240
Registered as a branch in England & Wales branch No. BR000746
Registered Branch Office 25 Bank Street, Canary Wharf, London E14 5JP
Authorised by the Office of the Comptroller of the Currency in the jurisdiction of the USA.
Authorised by the Prudential Regulation Authority. Subject to regulation by the Financial Conduct
Authority and to limited regulation by the Prudential Regulation Authority. Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.

Exhibit B – 1

Forward Cap Price:	USD [●]

For each Component of the Transaction, the Number of Shares and Scheduled Valuation Date are set forth below.

Component Number	Number of Shares	Scheduled Valuation Date
1.		[ ], 20__
2.		[ ], 20__
3.		[ ], 20__
4.		[ ], 20__
5.		[ ], 20__
6.		[ ], 20__
7.		[ ], 20__
8.		[ ], 20__
9.		[ ], 20__
10.		[ ], 20__
11.		[ ], 20__
12.		[ ], 20__
13.		[ ], 20__
14.		[ ], 20__
15.		[ ], 20__
16.		[ ], 20__
17.		[ ], 20__
18.		[ ], 20__
19.		[ ], 20__
20.		[ ], 20__
21.		[ ], 20__
22.		[ ], 20__
23.		[ ], 20__
24.		[ ], 20__
25.		[ ], 20__
26.		[ ], 20__
27.		[ ], 20__
28.		[ ], 20__
29.		[ ], 20__
30.		[ ], 20__
31.		[ ], 20__
32.		[ ], 20__
33.		[ ], 20__
34.		[ ], 20__
35.		[ ], 20__
36.		[ ], 20__
37.		[ ], 20__
38.		[ ], 20__
39.		[ ], 20__
40.		[ ], 20__

Exhibit B – 2

EXHIBIT C

CERTIFICATE FOR ADDITIONAL COLLATERAL

The undersigned, an Authorized Officer of The Lion Fund II, L.P. (“Counterparty”), hereby certifies, pursuant to Section 3(d)(i) of the Master Confirmation, dated as of February 5, 2015, among Counterparty, JPMorgan Chase Bank, National Association, London Branch, by J.P. Morgan Securities LLC, as its agent, and JPMorgan Chase Bank, National Association, as Collateral Agent (the “Confirmation”; terms defined in the Confirmation being used herein as defined therein), that:

1.           Counterparty is delivering, or causing to be delivered in accordance with Section 3(d)(i) of the Master Confirmation, the following securities (or security entitlements in respect thereof) to the Collateral Agent to be held by the Collateral Agent as additional Collateral (the “Additional Collateral”):

2.           Counterparty hereby represents and warrants to the Collateral Agent that the Additional Collateral is Eligible Collateral and that the representations and warranties contained in Section 2(f)(vi) of the Master Confirmation are true and correct with respect to the Additional Collateral on and as of the date hereof.

This Certificate may be relied upon by JPMorgan as fully and to the same extent as if this Certificate had been specifically addressed to JPMorgan.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this ___ day of __________, 20__.

By:
Name:
Title:

Exhibit C – 1

APPENDIX A

HEDGE EXECUTION PLAN

This Hedge Execution Plan (this “Plan”) supplements, forms part of and is subject to the Master Confirmation for pre-paid variable share forward transactions (the “Transactions”) dated as of February 5, 2015, as amended and supplemented from time to time (the “Master Confirmation”), among The Lion Fund, L.P. and JPMorgan Chase Bank, National Association, London Branch, by J.P. Morgan Securities LLC, as its agent, and JPMorgan Chase Bank, National Association, as collateral agent, and the Agreement referred to therein. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Master Confirmation.

JPMorgan’s initial hedge of the equity price risk undertaken by JPMorgan with respect to each Transaction shall be established in accordance with the following provisions:

JPMorgan (or its affiliate) may make sales of Shares to establish its initial hedge of the equity price risk undertaken by JPMorgan with respect to a Transaction in any manner and at any price that it (or its affiliate) deems appropriate.

Except as provided in this Plan, how, when or whether JPMorgan or any of its affiliates effects any sale of Shares, and the price at which JPMorgan or such affiliate effects any such sale, shall be in JPMorgan’s sole discretion. Counterparty agrees that JPMorgan shall have no responsibility to Counterparty of any kind with respect to the price at which JPMorgan or any of its affiliates effects any sale in compliance with this Plan.

JPMorgan’s Initial Hedge Positions shall be established without any consultation with Counterparty. Without limiting the generality of the foregoing, Counterparty agrees that, during any Initial Hedging Period, Counterparty and its affiliates, employees, agents and representatives shall not communicate with JPMorgan or any of JPMorgan’s affiliates, employees, agents or representatives in any way regarding the Issuer, the Shares, the Transaction or JPMorgan’s hedging activities relating thereto. The parties further agree that Counterparty may not exercise any influence over how, when or whether JPMorgan effects sales or purchases in connection with JPMorgan’s hedging activities.

The parties intend that the Master Confirmation, as supplemented by this Plan, shall constitute a binding contract or instruction satisfying the requirements of Rule 10b5-1(c) under the Exchange Act.

Appendix A – 1